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EXHIBIT 99.1

** NEWS RELEASE **


                          HOT TOPIC, INC. REPORTS JULY
                           COMP STORE SALES DOWN 5.0%

         CITY of INDUSTRY, CA, August 4, 2004 -- Hot Topic, Inc. (Nasdaq National Market: HOTT) announced net sales for fiscal July 2004 (four weeks ended July 31, 2004) increased 13% to $47.4 million from net sales of $42.1 million for fiscal July 2003. Comparable store sales for July decreased 5.0% versus last year.

                                 Net Sales                    Comparable Store
                                                               Sales % Change
                         Millions       % Increase           This          Last
                                                             Year          Year
July                       $47.4            13%              -5.0%         8.7%

Quarter                   $136.3            18%              -2.1%         5.2%

Year-to-date              $264.4            22%              0.8%          4.0%


         The company also reiterated that it is comfortable with the second quarter earnings guidance of $0.10 per diluted share, as compared to $0.12 last year, a decrease of approximately 17%.

         For more detailed information on July sales results, please call (626) 709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss second quarter results, business trends and other matters is scheduled for August 18, 2004 at 4:30 PM (ET). The conference call number is 800-370-0869, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 877-519-4471, pass code 5019549, for approximately 10 days.

         Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company's second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. The company currently operates 557 Hot Topic stores in all 50 states and Puerto Rico, 60 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

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         In addition to the historical information contained herein, this news release may contain forward-looking statements, including statements relating to financial results, guidance, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed in the company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended May 1, 2004 and the Annual Report on Form 10-K for the year ended January 31, 2004. The historical results achieved are not necessarily indicative of the future prospects of the company.

Contact:

Hot Topic, Inc., City of Industry, CA
Mr. Jim McGinty, CFO (626) 839-4681 x2675
Mr. Marc Campbell, Director of IR (626) 839-4681 x2419